WISeKey Acquires 51% of arago’s Share Capital and Signs a Binding Term Sheet to Acquire the 49% Remaining Minority Interest; the Combined Company Becomes a Leader in the Cybersecurity AI-Powered Knowledge Automation Market

Obtains Shareholders’ Approval on All Agenda Items of the Extraordinary General Meeting

Zug, Switzerland – February 01, 2021 – WISeKey International Holding Ltd (“WISeKey” or “Company”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity and IoT company, announced today that its shareholders approved all items on the agenda of the 2021 Extraordinary General Meeting held at the offices of law firm Homburger AG, in Zurich, Switzerland, on January 28, 2021, thereby allowing the Company to move forward, in 2021, with its plan to fully acquire arago GmbH (“arago”).

Thus, following the shareholders’ approval, WISeKey will acquire a controlling 51% share of arago’s capital on or about February 01, 2021. Previous transactions involving shares in arago have determined arago’s net value at around CHF 100 million.

This strategic acquisition reinforces the WISeKey Platform as arago has a large and recurring customer base and its licensing revenue model is expected to bring significant revenue synergies and strengthen WISeKey's position in the fast-growing Artificial Intelligence of Things (“AIoT”) market. Knowledge Automation and Data platform HIRO™, developed by arago, takes a unique approach to process automation by using AI to autonomously and independently determine how to complete and then automate end-to-end tasks based on real time contextual data. Fully auditable and only using steps defined and approved by the customer, Knowledge Automation delivers significantly higher automation rates at a much lower operational cost.

Shareholders of WISeKey approved all proposals submitted by the Board as follows:

•	The election of Mr. Hans-Christian Boos, arago's Managing Director and Founder, as a new member of WISeKey’s Board of Directors. Mr. Boos’ strategic input on the AIoT industry will be extremely helpful in completing the business combination of WISeKey and arago and supporting WISeKey in building a strong, integrated, Cybersecure Automation business model.

•	The creation of a special authorized share capital for the issuance of up to 12,327,506 new registered shares, par value CHF 0.05 each ("Class B Shares"), to Mr. Boos, arago’s sole shareholder apart from WISeKey, or companies controlled by him, in exchange for all arago shares directly or indirectly held by Mr. Boos.

Per the binding agreement for the acquisition of arago’s remaining minority interest, the combination of the businesses of WISeKey and arago will be completed through the issuance of WISeKey Class B Shares to arago’s remaining minority shareholder against contribution to WISeKey of all arago shares not yet held by WISeKey. The Board of Directors would only make use of its authority if binding agreements are executed and all conditions precedent to closing are satisfied.

•	An increase of the Board of Directors' general authority to issue shares out of authorized share capital, in addition to the above-mentioned special authorized share capital for arago’s sole shareholder. The Board of Directors does not currently have specific plans to issue new shares under the proposed general authorization. The Board of Directors believes, however, that providing the flexibility to issue shares quickly strategically benefits the Company and funds any integration costs deriving from the combination of WISeKey and arago.

•	An increase of the Company’s conditional share capital for the issuance of Class B Shares in connection with convertible, exchangeable or exercisable bonds or similar financial instruments and for the issuance of Class B Shares to employees, members of its Board of Directors, consultants and other persons providing services to the Company or one of its group companies under the Company's existing stock option plan.

The increase in the conditional share capital relating to convertible, exchangeable or exercisable bonds or similar financial instruments is a continuation of the Company's practice to seek third party equity-linked financing. In the transition and integration period that will follow the acquisition of arago, the Company is likely to require additional external financing to fund integration costs. The ability to issue shares quickly is of strategic importance to negotiate financing facilities.

•	The creation of a conditional share capital on the basis of which the Company would have authority to issue registered shares, par value CHF 0.01, i.e. the Company's shares not listed on the SIX Swiss Exchange ("Class A Shares"), to members of its Board of Directors and executive management under a new "Class A Share WISeKey Stock Option Plan." The Board of Directors believes that issuing Class A Shares, which are non-tradeable, will be beneficial to the Company, as it will require directors and executive management members to focus on the long-term strategy and development of the Company.

Carlos Moreira, Founder, Chairman of the Board and CEO of WISeKey, stated: “I would like to thank our valued shareholders for their continued support and the confidence they have placed in us. I trust that the acquisition of arago and the election of Chris to our Board of Directors will allow a quick and efficient combination of our businesses and reinforce our position in the emerging Cybersecure Automation for the AIoT market.”

Hans-Christian Boos, arago's Managing Director and Founder, and newly-elected member of WISeKey’s Board of Directors, stated: “I am delighted to join WISeKey’s Board and closely work with the team to unlock the significant potentials of Cybersecure Automation following the combination of our businesses. I believe that, together, we will build a broader and stronger foundation for future growth in the AIoT market.”

Peter Ward, member of the Board and CFO of WISeKey, stated: “The combination of WISeKey and arago should fuel revenue growth of the WISeKey group and help us attain higher gross margins. We will dedicate the next few months to the integration of the two businesses in order to rationalize our cost base. This will be a resource-intensive exercise but is essential for our goal to increase profitability.”

About arago:

arago GmbH, Frankfurt am Main (AG Frankfurt, HRB 100909), is a German technology private company which aim is to provide the benefits of Artificial Intelligence to enterprise customers globally through Knowledge Automation. Founded in 1995, the company develops and uses modern technologies such as inference and machine learning in order to automatically operate any business process.

About WISeKey:

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.).  WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:

This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FinSa’s predecessor legislation or advertising within the meaning of the FinSA, or within the meaning of any other securities regulation. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.